Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 22nd day of January, 2010, by and between First Commonwealth Financial Corporation, a Pennsylvania corporation (“FCFC”), and Robert E. Rout (“Executive”).

W I T N E S S E T H:

WHEREAS, FCFC wishes to employ Executive as its Executive Vice President and Chief Financial Officer; Executive wishes to be employed in that capacity; and Executive is willing to accept employment with FCFC upon the terms and conditions hereinafter set forth:

NOW, THEREFORE, intending to be legally bound, FCFC agrees to employ Executive, and Executive agrees to be employed by FCFC, upon the following terms and conditions:

ARTICLE I

EMPLOYMENT

1.01. Office. Executive is employed hereunder as Executive Vice President and Chief Financial Officer of FCFC reporting directly to the Chief Executive Officer of FCFC and in such capacity shall use his reasonable best energies and abilities in the performance of his duties and in the performance of such other duties as may be assigned to him from time to time by the Chief Executive Officer or FCFC’s Board of Directors (“Board”).

1.02. Term. Subject to the terms and provisions of Article II, the term of this Agreement shall begin on February 8, 2010 and shall continue through February 8, 2013 (the “Initial Term”), unless extended in accordance with the following sentence. The term of this Agreement shall automatically be extended on February 8, 2013 and on each subsequent February 8 for successive one (1) year periods (each, a “Renewal Term”) unless either party gives notice in writing to the other party at least sixty (60) days prior to the end of any such term that they do not intend to extend employment for another year. Notwithstanding the foregoing, the term of this Agreement shall not extend beyond the Executive’s 65th birthday.

1.03. Compensation. Compensation shall be paid to Executive by FCFC at the rate of Three Hundred and Sixty Thousand Dollars ($360,000.00) per annum (the “Base Salary”), payable in equal monthly installments, less applicable and elected deductions. Executive will be eligible to participate in any Short-Term and Long-Term Incentive Plans that may be offered to FCFC executive employees, as determined by the Executive Compensation Committee of the Board of Directors (the “Committee”), with a target award opportunity under each such Plan that equals or exceeds the highest target award opportunity as a percentage of their base salary offered to any named executive officer (as defined in Item 402 of SEC Regulation S-K) other than the Chief Executive Officer or Bank President. Executive’s Base Salary may be increased or decreased at any time at the discretion of the Executive Compensation Committee of the Board of Directors (the “Committee”) or its designee, which Committee shall perform an annual review of this Agreement, the Executive’s performance with FCFC, and compensation payable hereunder; provided, however, that Executive’s Base Salary may only be reduced if such reduction is made in connection with, and is proportionate to, a reduction of the base salaries of all named executive officers of FCFC.

1.04. Employee Benefits. Executive shall be eligible to participate in such major medical or health benefit plans, pensions, and other benefits as are available generally to executive officers of FCFC, to the extent available to such executive officers and subject to the terms of any such plans. Commencement of health benefits, should Executive elect to participate, will be available to Executive upon his employment. Executive will be eligible for four (4) weeks of paid vacation annually. Executive will also be eligible to participate in the First Commonwealth Supplemental Executive Retirement Plan as provided in the documents that govern that Plan.

1.05. Signing Bonus. Executive shall receive a bonus of One-Hundred and Seventy-Five Thousand Dollars ($175,000.00), 50% of which will be payable on first day of Executive’s employment (the “Commencement Date”) and 50% of which will be payable on the one-year anniversary of the Commencement Date so long as Executive is employed at that time. The second installment of the bonus will be paid to Executive if he is not employed on the one-year anniversary of the Commencement Date only if Executive was involuntarily terminated by FCFC without Cause pursuant to Section 2.02 or if he resigns for Good Reason pursuant to Section 2.03.

1.06. Inducement Equity Award. Contemporaneously with the execution of this Agreement, Executive and FCFC are entering into a Restricted Stock Agreement pursuant to which FCFC will award a number of shares of restricted stock to Executive having a market value equal to $175,000. For that purpose, the number of shares subject to the Restricted Stock Agreement will be calculated by dividing $175,000 by the closing price of FCFC’s common stock on the New York Stock Exchange on the trading day immediately preceding the Commencement Date. One-half of the shares of restricted stock issuable pursuant to the Restricted Stock Agreement will be issued on the one-year anniversary of the Commencement Date, and the other half of the shares of restricted stock will be issued on the two-year anniversary of the Commencement Date. The shares of restricted stock, when and if issued to Executive, will be subject to vesting or forfeiture in accordance with the terms of the Restricted Stock Agreement.

ARTICLE II

TERMINATION

2.01. Involuntary Termination For Cause. FCFC may terminate Executive’s employment for “Cause,” as defined herein, immediately by providing written notice to Executive that his employment is terminated. Upon delivery of said notice together with payment of any salary accrued under Section 1.03 prior to the date of termination but not yet paid, as well as payment for any accrued vacation time not taken and expenses which were properly incurred by Executive on FCFC’s behalf prior to the termination date that are not yet paid, Executive’s employment and all obligations of FCFC to Executive shall terminate. Termination shall be deemed to be for Cause if: (i) Executive fails to comply with any material provision of this Agreement; (ii) Executive refuses to comply with any lawful, written directive from the Board or the Chief Executive Officer of FCFC); (iii) Executive fails to perform his duties under this Agreement with the degree of skill and care reasonably to be expected of a professional of his experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) Executive engages in an act of dishonesty or fraud or Executive is convicted of a crime which, in the judgment of the Board of Directors, renders his continued employment by FCFC materially damaging or detrimental to FCFC. The obligations of Executive under Article III shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.01. If Executive’s employment terminates under Section 2.01, he is entitled to no severance under Section 2.05.

2.02. FCFC Termination Without Cause. Executive’s employment may be terminated at any time by FCFC without Cause immediately upon written notice by FCFC to Executive that his employment is terminated. In the event FCFC terminates Executive’s employment without Cause, FCFC will provide Executive with the Severance Benefits set forth in Section 2.05, provided that as a condition precedent to Executive’s receipt of Severance Benefits under this Section 2.02 and Section 2.05, Executive must execute and deliver to FCFC a Separation Agreement and General Release of any and all claims and causes of action that Executive may have against FCFC, as permitted by law, in a form substantially similar to the Release attached hereto as Exhibit A. All other obligations of FCFC to Executive shall cease as of the date of termination except for the payment of any salary accrued under Section 1.03 but not yet paid, as well as payment for any accrued vacation time not taken and expenses which were properly incurred by Executive on FCFC’s behalf prior to the termination date that are not yet paid as of the termination date. The obligations of Executive under Article III shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.02.

2.03. Resignation for Good Reason. Executive may resign for Good Reason. Good Reason means: (i) a material change in Executive’s title, position or responsibilities which represents a substantial reduction of the title, position or responsibilities in effect immediately prior to the change; (ii) any reduction in the Base Salary or a material reduction of benefits provided under this Agreement (unless such reduction of Base Salary or benefits applies equally to all named executive officers of FCFC and any reduction in Base Salary is not in excess of 10%); (iii) the assignment of Executive to a position which requires him to relocate for a period in excess of six (6) months to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iv) the assignment to Executive of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of Chief Financial Officer. Before Executive resigns for Good Reason, Executive must give FCFC twenty (20) days’ notice of said resignation and an opportunity to correct. If Executive resigns for Good Reason, he will receive severance under Section 2.05. If, however, FCFC corrects within twenty (20) days of its receipt of notice of the Good Reason, FCFC shall owe Executive no severance under Section 2.05 and Executive shall continue in his capacity as Chief Financial Officer. The obligations of Executive under Article IIII shall continue notwithstanding the terms of Executive’s employment pursuant to Section 2.03.

2.04. Termination by Executive. Executive agrees to give FCFC sixty (60) days’ prior written notice of the termination of his employment with FCFC. Simultaneously with such notice, Executive shall inform FCFC in writing as to his employment plans following the termination of his employment with FCFC. All obligations of FCFC to Executive shall cease as of the termination date except for the payment of salary accrued under Section 1.03 prior to the date of termination, as well as payment for any accrued vacation time not taken and expenses which were properly incurred by Executive on FCFC’s behalf prior to the termination date that are not yet paid as of the termination date. The obligations of Executive under Article III shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.04. If Executive’s employment terminates under Section 2.04 he is entitled to no severance under Section 2.05.

2.05. Severance Benefits. In the event that FCFC terminates Executive’s employment during the Initial Term or any Renewal Term for any reason other than for Cause, or if Executive terminates his employment pursuant to Section 2.03, and subject to the conditions set forth in this Section and subject to Sections 2.02 and/or 2.03 as applicable, FCFC will pay to Executive an amount equal to the product of (x) one-twelfth of the sum of (A) the Base Salary and (B) the aggregate amount of all bonuses paid to Executive during the twelve-month period preceding his termination, multiplied by (y) the number of months remaining in the Initial Term (if the termination occurs during the Initial Term) or the Renewal Term (if the termination occurs during a Renewal Term), as applicable, less legally required taxes and withholdings. Said sum is to be paid in one lump sum within sixty (60) days of the date of Executive’s termination from employment. Upon termination, FCFC will offer continuation coverage to Executive, as required by Section 4980B of the Internal Revenue Code of 1986, (“Code”) as amended (“COBRA”), under the First Commonwealth’s group health plan (the “Health Plan”) on the terms and conditions mandated by COBRA including Executive’s payment of the applicable COBRA premiums.

In the event that FCFC terminates Executive’s employment during the Initial Term for any reason other than for Cause or if Executive terminates his employment pursuant to Section 2.03, and subject to the conditions set forth in this Section and subject to Sections 2.02 and/or 2.03 as applicable, FCFC will pay Executive, beginning on the 19th month following the date Executive’s employment is terminated an amount equal to the lesser of: (a) Two Thousand Two Hundred Dollars ($2,200.00) per month; or (b) the monthly cost of the Conversion Policy coverage (as defined below), less any and all legally required withholdings. Any payment under this Section will be made to Executive monthly on or before the last day of each month. Payments under this Section will cease on the earlier of: (i) the last day of the Initial Term; (ii) the date Executive fails to continue to maintain Conversion Coverage; or (iii) the date of Executive’s death. For purposes of this Section, Conversion Coverage means coverage Executive obtains by converting his COBRA benefit into an individual health insurance policy as permitted under state law (“Conversion Policy”) provided that such conversion is made after Executive has elected and received COBRA coverage under the Plan for the entire initial 18-month COBRA coverage period. While payments are being paid pursuant to this Section, FCFC may require Executive to provide periodically evidence of the continuation of the Conversion Policy and the monthly cost of such Conversion Policy. Should Executive secure or be offered health coverage through another employer at any time following the termination of his employment with FCFC but before the last day of the Initial Term, or if Executive does not elect to continue COBRA coverage under the Plan for the entire initial 19 month period (including payment of required COBRA premiums), all of Employer’s obligations with regard to paying for Conversion Coverage as set forth in this Section shall immediately cease.

To the extent required to comply with Section 409A of the Code and to avoid the imposition of additional tax under Code Section 409A(a)(1)(B), payment of amounts due under this Agreement shall be delayed for six months (or the earliest date on which such amount can be paid without incurring such additional taxes) and any payments during such period shall be accumulated and paid on the first day following the end of such period.

Executive will receive the severance benefits set forth in Section 2.05 if and only if he executes and does not revoke a Separation Agreement and General Release of any and all claims and causes of action that Executive may have against FCFC, as permitted by law, in a form substantially similar to the Release attached hereto as Exhibit A.

2.06. Resignation of Board Membership. Executive expressly promises and agrees that he will resign from the Board of Directors or any similar governing body of FCFC and each of its direct or indirect subsidiaries immediately upon and concurrent with the termination of his employment with FCFC for any reason, including, without limit, by FCFC for Cause or without Cause or by Executive for any reason.

ARTICLE III

EXECUTIVE’S COVENANTS AND AGREEMENTS

3.01. Non-Disclosure of Confidential Information. Executive recognizes and acknowledges that: (a) in the course of Executive’s employment by FCFC, it will be necessary for Executive to acquire information which could include, in whole or in part, information concerning FCFC’s business, sales volume, sales methods, sales proposals, financial statements and reports, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customers’ purchases from FCFC, FCFC’s sources of supply, FCFC’s computer programs, system documentation, special hardware, product hardware, related software development, FCFC’s manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, or other confidential or proprietary information belonging to and treated as such by FCFC or relating to FCFC’s affairs (collectively referred to herein as the “Confidential Information”); (b) the Confidential Information is the property of FCFC; (c) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to FCFC; and (d) it is essential to the protection of FCFC’s good will and to the maintenance of FCFC’s competitive position that the Confidential Information continue to be kept secret and that Executive not disclose the Confidential Information to others or use the Confidential Information to Executive’s own advantage or the advantage of others. Confidential Information shall not include information otherwise available in the public domain through no act or omission of Executive. Executive agrees to hold and safeguard the Confidential Information in trust for FCFC, its successors and assigns and agrees that he shall not, without the prior written consent of FCFC, misappropriate or disclose or make available to anyone for use outside FCFC’s organization at any time, either during his employment with FCFC or subsequent to the termination of his employment with FCFC for any reason, including without limitation, termination by FCFC, any of the Confidential Information, whether or not developed by Executive, except as required in the performance of Executive’s duties to FCFC.

3.02. Non-Solicitation of Employees. Executive agrees that, during his employment with FCFC and for one (1) year following termination of Executive’s employment with FCFC, including without limitation termination by FCFC for Cause or without Cause, Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of FCFC or of any of its subsidiaries or affiliates, including FCFC, to leave FCFC or any of its subsidiaries, or affiliates, including FCFC, for any reason whatsoever, or to hire any such employee.

3.03. Duties. Executive agrees to be a loyal employee of FCFC. Executive agrees to devote his reasonable best efforts to the performance of his duties for FCFC, to give proper time and attention to furthering FCFC’s business, and to comply with all rules, regulations and instruments established or issued by, or applicable to, FCFC. Executive further agrees that during the term of this Agreement, Executive shall not, directly or indirectly, engage in any business which would detract from Executive’s ability to apply his reasonable best efforts to the performance of his duties. Executive also agrees that he shall not usurp any corporate opportunities of FCFC.

3.04. Return of Materials. Upon the termination of Executive’s employment with FCFC for any reason, Executive shall promptly deliver to FCFC all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, computer equipment, programs, software, databases, proposals, financial statements and reports, and any documents concerning FCFC’s customers or concerning products or processes used by FCFC and, without limiting the foregoing, will promptly deliver to FCFC any and all other documents or materials containing or constituting Confidential Information.

3.05. Work Made for Hire. Executive agrees that in the event of publication by Executive of written or graphic materials constituting “work made for hire,” as defined and used in the Copyright Act of 1976, 17 USC § 1 et seq., FCFC will retain and own all rights in said materials, including right of copyright.

3.06 Non-Compete. Executive agrees that during the “Restricted Period” (as defined below), he will not, for himself, as an agent, employee, contractor or owner, or on behalf of another person or entity, directly or indirectly, engage in any “Prohibited Position” with any “Competing Business.” For purposes of this Agreement, “Restricted Period” shall mean the term of Executive’s employment by FCFC and (A) if Executive’s employment is terminated by FCFC without Cause or by Executive for Good Reason, subject to the payment of severance compensation by FCFC in accordance with Section 2.05, a period equal to the remainder of the Initial Term or the Renewal Term, as the case may be, or (B) if Executive’s employment is terminated for any other reason, a period of 12 months following the date of termination; “Prohibited Position” shall mean any position, whether as principal, agent, officer, director, employee, consultant, shareholder, or otherwise: (i) where Executive will be engaged in the management, sale, development, or marketing of products or services of the type provided by FCFC; and (ii) during employment with FCFC, Executive was privy to or given access to proprietary and/or confidential business information of FCFC concerning FCFC’s management, strategy, performance, sale, development or marketing of that type of product or service and/or was involved in maintaining the FCFC’s customer relationships or goodwill; “Competing Business” shall mean any person, corporation or other entity which engages in the marketing and/or sale of: (i) retail banking products in the Restricted Territory, including, for example, personal and business accounts, private banking, business banking, loans, lines of credit, mortgages, and other investment or financial products; or (ii) any other product or service of FCFC, currently and in the future, in the Restricted Territory, in which Executive had involvement, and/or about which Executive learned of, and/or may have acquired any knowledge about, while employed by FCFC; and “Restricted Territory” shall mean the geographic area within a radius of fifty (50) air miles from the location of FCFC’s office at which Executive’s employment was based as of the date of the termination of Executive’s employment. During the term of his employment by FCFC and for a period of one year from the date of his termination for any reason, Executive also agrees not to enter into, consult about, or become involved with any transactions that he learned and/or became aware of through his employment with FCFC. Executive acknowledges that the foregoing restrictions are properly limited so that they will not interfere with his ability to earn a livelihood and that such restrictions are reasonable and necessary to protect FCFC’s legitimate business interest, including the protection of its confidential and trade secret information. In exchange for the consideration set forth in this Agreement, Executive agrees to be bound by the terms of this Section. The foregoing covenants shall not be deemed to prohibit Executive from acquiring as an investment not more than five percent (5%) of the capital stock of a Competing Business, whose stock is traded on a national securities exchange or through an automated quotation system of a registered securities association.

ARTICLE IV

EXECUTIVE’S REPRESENTATIONS AND WARRANTIES

4.01. Executive’s Abilities. Executive represents that his experience and capabilities are such that the provisions of Article III will not prevent him from earning his livelihood, and acknowledges that it would cause FCFC serious and irreparable injury and cost if Executive were to use his ability and knowledge in breach of the obligations contained in Article III.

4.02. Remedies. In the event of a breach by Executive of the terms of this Agreement, FCFC shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Executive and to enjoin Executive from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that FCFC shall be entitled to injunctive relief against him in the event of any breach.

ARTICLE V

MISCELLANEOUS

5.01. Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article III shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions of this Agreement shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

5.02. Entire Agreement. This Agreement represents the entire agreement of the parties and may be amended only by a writing signed by each of them. This Agreement supersedes all prior arrangements and agreements between the parties concerning the terms of Executive’s employment with FCFC, other than the Change of Control Agreement of even date herewith between FCFC and Executive (the “Change of Control Agreement”). If there is a “Change of Control” as defined by the Change of Control Agreement during the term of the Change of Control Agreement, the provisions of that Change of Control Agreement will apply and this Employment Agreement will cease to apply, and Executive will be entitled to no benefits under this Employment Agreement, including the severance benefits in Section 2.05. Notwithstanding the foregoing sentence, except as provided in Section 3.07, Executive’s obligations under Article III will continue even if there is a Change of Control.

5.03. Governing Law. This Agreement shall be interpreted, construed, and governed according to the laws of the Commonwealth of Pennsylvania.

5.04. Jurisdiction and Service of Process. Executive and FCFC waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the application, interpretation, validity, or any other aspect of this Agreement to binding arbitration consistent with the application of the Federal Arbitration Act and the procedural rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of a nationwide panel of eleven (11) arbitrators to be supplied by the AAA. FCFC will absorb the fee charged and the expenses incurred by the neutral arbitrator selected.

5.05. Agreement Binding. The obligations of Executive under Article III of this Agreement shall continue after the termination of his employment with FCFC for any reason and shall be binding on his heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of FCFC. Likewise, the obligations of FCFC shall be binding upon any successors.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed this Agreement or caused this Agreement to be executed the day and year first above written.

WITNESS:

/s/ Matthew C. Tomb	/s/ Robert E. Rout
Robert E. Rout
Address:
City/State/Zip:

ATTEST:

FIRST COMMONWEALTH FINANCIAL CORPORATION

/s/ Matthew C. Tomb	By:	/s/ John J. Dolan
	Name:	John J. Dolan
	Title:	President and Chief Executive Officer